Exhibit 99.1

News Release

For Immediate Release:

January 26, 2010

Watkins, MN; Vancouver, British Columbia, January 26, 2010 –International Barrier Technology Inc. (the “Company”) (IBTGF: OTCBB; IBH: TSXV) announces that, subject to regulatory acceptance, it has re-negotiated the private placement announced November 12th 2009. The Company will now carry out a private placement for a minimum of  10 million and up to a maximum of 15 million  units at a price of CDN$0.10 per unit for gross proceeds of  a minimum of CDN$1,000,000, and up to a maximum of CDN$1,500,000.  Each unit consists of one common share and one non-transferable share purchase warrant (the "Warrants").  The Warrants have an exercise term of two years from the closing date.  One Warrant and CDN$0.15 will entitle the placee to acquire an additional common share of the Company.  All securities issued will be subject to a four-month hold period.

Subject to regulatory acceptance, the Company may pay the maximum allowable finder's fees or commissions with respect to this private placement.

The proceeds from the private placement will be used to continue to fund research and development expenditures, working capital and to bring the Company’s bank credit lines closer to their historical levels.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful. The securities have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

On behalf of the Board of Directors of

International Barrier Technology Inc.

Michael D. Huddy

Chief Executive Officer & President

For more information please contact:

International Barrier Technology Inc.

c/o David J. Corcoran, CFO

3223 West 37th Avenue

Vancouver, B.C., Canada  V6N 2V3

Telephone: (604) 317-6984  Fax: (604) 266-6984

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THE CONTENT OF THIS PRESS RELEASE.

INTERNATIONAL BARRIER TECHNOLOGY INC.

Forward-Looking Information: The statements in this news release contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties, including but not limited to the ability to generate and secure product sales. In each case actual results may differ materially from such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or modified) will not be realized.

International Barrier Technology Inc.

510 4th St N • P.O. Box 379 • Watkins, MN  55389  USA
Tel: 866-735-3519  •  Email: mmcelwee@intlbarrier.com